EXHIBIT 10.11

EXHIBIT 10.11 AGREEMENT OF PURCHASE AND SALE

This Agreement of Purchase and Sale (the “Agreement”), is entered into as of the Effective Date (as defined in Section 9.14 below), which is December 22, 2015, by and between 420 SOUTH CONGRESS, INC., a Delaware corporation (“Seller”), and 420 SOUTH CONGRESS AVENUE, LLC, a Florida limited liability company (“Buyer”).

ARTICLE I

PURCHASE AND SALE OF PROPERTY

Section 1.1           Sale.

Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to the terms, covenants and conditions set forth herein, all of Seller’s right, title and interest in and to the following property (collectively, the “Property”):

(a)          Real Property. That certain real property located at 420 S. Congress Avenue in the City of Delray Beach, State of Florida, as more particularly described in Exhibit A attached hereto and made a part hereof (the “Land”), together with (1) all buildings, structures and improvements located thereon (the “Improvements”), (2) all rights, benefits, privileges, easements, tenements, hereditaments, rights-of-way, rights of ingress and egress, and other appurtenances thereon or in any way appertaining thereto, including to the extent not previously conveyed, all mineral rights, development rights, air and water rights, (3) all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land, and (4) any right, title or interest of Seller in and to any alleys, easements and rights-of-way, if any, abutting, adjacent contiguous to or adjoining the Land (collectively, the “Real Property”);

(b)          Leases. All of the landlord’s interest in and to all of the Leases (as defined in Section 2.1(b) below) of the Real Property, including Leases entered into after the Effective Date to the extent permitted by this Agreement except for the Excluded Rights (as defined in Section 1.1(d) below);

(c)         Tangible Personal Property. All of the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located on and used in the operation, ownership or maintenance of the Real Property (collectively, the “Tangible Personal Property”), but specifically excluding from the Tangible Personal Property (1) any items of personal property owned by tenants of the Property, (2) any items of personal property in Seller’s property management office, if any, located on the Real Property and not utilized in the operation of the Property, (3) any items of personal property owned by third parties and leased to Seller, and (4) proprietary computer software, systems and equipment and related licenses used in connection with the operation or management of the Property. Seller will provide to Buyer any list which is in Seller’s possession of such Tangible Personal Property within the Delivery Period as defined in Section 2.1 below;

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(d)          Intangible Personal Property. To the extent assignable at no cost to Seller, all intangible personal property, if any, owned by Seller and related to the Real Property and the Improvements, including, without limitation: any trade names and trademarks associated with the Real Property and the Improvements, however, Seller makes no representations or warranty with respect to Buyer’s right to use such trade names and trademarks (but specifically excluding the name “Stockbridge” and any derivatives thereof); any plans and specifications and other architectural and engineering drawings for the Improvements; any warranties; any Service Contracts (as defined in Section 2.1(b) below) and other contract rights related to the Property (but only to the extent Seller’s obligations thereunder are expressly assumed by Buyer pursuant to the Assignment of Leases as defined in Section 8.3(a)(3) below); and any governmental permits, approvals and licenses (including any pending applications). Notwithstanding anything to the contrary contained herein, there shall be excluded from the assignment of any rights of Seller under any leases or other intangible property, if any (i) any rights of Seller against third parties including, without limitation, tenants, with respect to the period prior to Closing (as defined in Section 1.2(b)(4) below), and (ii) except to the extent Seller receives a credit therefor at Closing, the rights of Seller to rents and other payments from tenants and other third parties prior to the Closing Date (as defined in Section 8.2 below) in accordance with the provisions of Section 8.5 below governing the same (the “Excluded Rights”) (collectively, the “Intangible Personal Property”); and

(e)          Declarant’s Rights. All of the rights of the Declarant (as such term is defined in the Declaration, as amended) under that certain Declaration of Covenants, Conditions and Restrictions for Congress Park South Owners Association, Inc., filed in Official Record Book 5432, page 1028, Palm Beach County, Florida Public Records (the “Declaration”), as amended by that certain Notice of Declaration of Covenants, Conditions and Restrictions for Congress Park South Owners Association, Inc., dated April 26, 1988, filed in Official Record Book 5650, page 1677 of the Public Records in and for Palm Beach, Florida, as further amended by that certain Assignment and Assumption of Declarant's Rights dated April 5, 1990, filed in Official Record Book 6633, Page 685 of the Public Records in and for Palm Beach, Florida, as further amended by that certain Amendment to Declaration of Covenants, Conditions and Restrictions for Congress Park South Owners Association, Inc., dated January 31, 1991, filed in Official Record Book 6725, page 1273 of the Public Records in and for Palm Beach, Florida, as further amended by that certain Assignment and Assumption of Declarant's Rights dated January 31, 1991, filed in Official Record Book 6725, page 1293 of the Public Records in and for Palm Beach, Florida, as further amended by that certain Amendment to Declaration of Covenants, Conditions and Restrictions for Congress Park South Owners Association, Inc., dated May 25, 1993, filed in Official Record Book 7736, page 851 of the Public Records in and for Palm Beach, Florida, as further amended by that certain Assignment and Assumption of Declarant's Rights dated January 17, 1996, filed in Official Record Book 9094, page 708 of the Public Records in and for Palm Beach, Florida, as further amended by Assignment and Assumption of Declarant's Rights filed in Official Records Book 21265, Page 122 of the Public Records in and for Palm Beach, Florida, as further amended by Assignment and Assumption of Declarant's Rights filed in Official Records Book 24730, Page 1197 of the Public Records in and for Palm Beach, Florida, and as further amended by Assignment and Assumption of Declarant's Rights filed in Official Records Book 25407, Page 340 of the Public Records in and for Palm Beach, Florida (collectively, the “Declarant’s Rights”).

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Section 1.2           Purchase Price.

(a)          The purchase price of the Property is Eighteen Million Five Hundred Thousand Dollars ($18,500,000) (the “Purchase Price”).

(b)          The Purchase Price shall be paid as follows:

(1)         Within three (3) business days after the Effective Date, Buyer shall deposit in escrow with Republic National Title Insurance Company, Miami Office (the “Escrow Agent”) cash or other immediately available funds in the amount of One Hundred Fifty Thousand Dollars ($150,000) (the “Initial Deposit”).

(2)         If Buyer fails to notify Seller in writing of Buyer’s election to terminate this Agreement prior to expiration of the Contingency Period (as defined in Section 2.2 below), or Buyer notifies Seller in writing of Buyer’s election to continue this Agreement beyond the Contingency Period, then this Agreement shall remain in full force and effect, and Buyer shall within two (2) business days after the expiration of the Contingency Period deliver to Escrow Agent an additional amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Additional Deposit”; the Initial Deposit, the Additional Deposit and any interest earned thereon, is hereinafter collectively referred to as the “Deposit”).

(3)         Intentionally deleted.

(4)         At the same time as the Initial Deposit is provided to Escrow Agent, Buyer shall deliver to Seller in cash the sum of One Hundred Dollars ($100) (the “Independent Contract Consideration”) which amount has been bargained for and agreed to as consideration for Buyer’s exclusive right to purchase the Property and the Contingency Period provided hereunder, and for Seller’s execution and delivery of this Agreement. Notwithstanding anything to the contrary contained herein, the Independent Contract Consideration is in addition to and independent of all other consideration provided in this Agreement, and is nonrefundable in all events.

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The Deposit shall be held in an interest bearing account and all interest thereon, less investment fees, if any, shall be deemed a part of the Deposit. If the sale of the Property as contemplated hereunder is consummated and the Closing occurs, then the Deposit shall be paid to Seller at the Closing and credited against the Purchase Price. If the sale of the Property is not consummated due to Seller’s default hereunder, then Buyer may elect, as Buyer’s sole and exclusive remedy, EITHER TO: (1) terminate this Agreement and receive a refund of the Deposit, in which event neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3, 9.5 and 9.9 below which BY THEIR TERMS SURVIVE TERMINATION OF THIS AGREEMENT, or (2) enforce specific performance of SELLER’S OBLIGATION TO PERFORM UNDER THIS AGREEMENT AND CONVEY THE PROPERTY TO BUYER IN ACCORDANCE WITH the TERMS OF this Agreement; provided, however, buyer shall only be entitled to SPECIFIC performance if buyer files suit for specific performance within thirty (30) days after the date scheduled for CLOSING. if buyer fails to file suit for specific performance in said 30-day period, buyer shall be deemed to have elected to terminate this AGREEMENT PURSUANT to clause (1) above. the remedy selected (or deemed selected) by buyer shall be buyer’s sole and exclusive remedy AS A RESULT OF SUCH DEFAULT, and in no event, INCLUDING, UNDER EITHER (1) OR (2) ABOVE, SHALL SELLER BE LIABLE TO BUYER FOR ANY CONSEQUENTIAL, ACTUAL, INDIRECT, PUNITIVE, TREBLE, EXEMPLARY, SPECULATIVE OR ANY OTHER DAMAGES. Buyer shall not have any other rights or remedies hereunder as a result of any default by Seller prior to Closing, and Buyer hereby waives any other such remedy as a result of a default hereunder by Seller. THESE LIMITATIONS ON REMEDIES ARE A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO THIS AGREEMENT AND WITHOUT WHICH SELLER WOULD NOT HAVE ENTERED INTO THIS AGREEMENT. IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY BUYER HEREUNDER, THEN SELLER SHALL, AS IT SOLE AND EXCLUSIVE REMEDY, RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES. SELLER HEREBY SPECIFICALLY WAIVES ANY OTHER REMEDIES THAT MAY BE AVAILABLE TO SELLER AS A RESULT OF SUCH DEFAULT. ANYTHING CONTAINED HEREIN TO THE CONTRARY NOTWITHSTANDING, IT IS AGREED THAT, SHOULD BUYER DEFAULT AFTER THE EXPIRATION OF THE CONTINGENCY PERIOD, BUYER’S OBLIGATIONS SHALL INCLUDE DELIVERY OF THE ENTIRE DEPOSIT, INCLUDING THE ADDITIONAL DEPOSIT, EVEN IF THE ADDITIONAL DEPOSIT SHALL NOT TIMELY HAVE BEEN DELIVERED TO THE TITLE COMPANY, AND SELLER SHALL BE ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF THE INITIAL DEPOSIT, THE ADDITIONAL DEPOSIT AND ALL INTEREST EARNED THEREON. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO BUYER’S DEFAULT PRIOR TO CLOSING, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE AND GOOD FAITH ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT AND IS NOT A PENALTY. the remedy AVAILABLE TO SELLER UNDER THIS SECTION 1.2(b)(3) shall constitute SELLER’S sole and exclusive remedy, and in no event SHALL BUYER BE LIABLE TO SELLER FOR ANY CONSEQUENTIAL, ACTUAL, INDIRECT, PUNITIVE, TREBLE, EXEMPLARY, SPECULATIVE OR ANY OTHER DAMAGES. SELLER shall not have any other rights or remedies hereunder as a result of any default by BUYER prior to Closing, and SELLER hereby waives any other such remedy as a result of a default hereunder by BUYER.

THE FOREGOING IS NOT INTENDED TO LIMIT BUYER’S AND SELLER’S OBLIGATIONS UNDER SECTIONS 6.1, 9.3, 9.5 AND 9.9.

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(5)         The balance of the Purchase Price, which is Eighteen Million One Hundred Thousand Dollars ($18,100,000) (plus or minus the prorations pursuant to Section 8.5 hereof) shall be paid to Seller in cash or by wire transfer of other immediately available funds at the consummation of the purchase and sale contemplated hereunder (the “Closing”).

ARTICLE II

CONDITIONS

Section 2.1           Buyer’s Conditions Precedent.

Subject to the provisions of Section 9.3 hereof, Seller shall provide Buyer and its consultants and other agents and representatives with access to the Property to perform Buyer’s inspections and review and determine the present condition of the Property. Seller has delivered or made available to Buyer at Seller’s offices or at the Real Property or on a website, or shall within the Delivery Period (as defined below) deliver or make available to Buyer at Seller’s offices or at the Real Property or on a website, copies of all Property Information (as defined in Section 2.2 below) to the extent said Property Information actually exists and is in the actual possession of Seller or Seller’s property manager, except as otherwise specifically provided herein. Notwithstanding anything to the contrary contained herein, the Property Information shall expressly exclude (i) those portions of the Property Information that would disclose Seller’s cost of acquisition of the Real Property, or cost of construction of the Improvements and related soft costs, (ii) any reports, presentations, summaries and the like prepared for any of Seller’s boards, committees, partners or investors in connection with its consideration of the acquisition of the Real Property, construction of the Improvements or sale of the Property, (iii) any proposals, letters of intent, draft contracts or the like prepared by or for other prospective purchasers of the Property or any part thereof, (iv) Seller’s internal memoranda, attorney-client privileged materials, appraisals, (v) any information which is the subject of a confidentiality agreement between Seller and a third party, and (vi) any property condition assessment obtained by Seller prior to the date on which Seller acquired title to the Real Property (the items described in clauses (i), (ii) (iii), (iv), (v) and (vi) being collectively referred to herein as the “Confidential Information”). The “Delivery Period” shall mean the period which ends three (3) business days after the Effective Date. Buyer’s obligation to purchase the Property is conditioned upon Buyer’s review and approval of the following, within the applicable time periods described in Sections 2.2 and 4.1 hereof:

(a)          Title to the Property and survey matters in accordance with Article IV below.

(b)          The Due Diligence Materials (as defined in Section 2.2 below), including, but not limited to, (i) all tenant leases, any guaranties thereof and any other occupancy agreements (including, but not limited to, any and all tenant improvement agreements and documents relating to outstanding real estate commissions relating thereto), and all amendments and modifications thereof (collectively, the “Leases”) affecting the Property, a list of which Leases is attached hereto as Exhibit B, and (ii) all contracts pertaining to the operation of the Property, including all management, leasing, service, warranty and maintenance agreements, and equipment leases (collectively, the “Service Contracts”), the entirety of which contracts are listed in Exhibit G, attached hereto, and (iii) the Articles of Incorporation and Bylaws of Congress Park South Owners Association, Inc., the property owners association for the subdivision in which the Real Property is located (the “Owners Association”).

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(c)          The physical condition of the Property.

(d)          The zoning, land use, building, environmental and other statutes, rules, or regulations applicable to the Property.

(e)          The tenant correspondence files, operating statements, documentation and books and records pertaining to the ownership, operation, maintenance and repair of the Property in each case for each of the three (3) most recent years during which the Property has been owned by Seller and for the current year (to the extent available), current real estate tax bills, any environmental studies, audits and/or reports, any structural, engineering and/or architectural reports (except to the extent any such studies and/or reports are Confidential Information, as defined hereinabove), surveys, plans, specification and related documents, any and all written and electronic correspondence with any governmental entity or body relating to the Property, any warranties, licenses, permits, certificates of occupancy, plans and specifications, and any current rent roll, current accounts receivable schedule and list of Tangible Personal Property in such form as Seller shall have in its possession for the Property, and other agreements or documents pertaining to the Property which will be binding on Buyer after Closing.

(f)          Any other matters Buyer deems relevant to the Property.

Section 2.2          Contingency Period.

Buyer shall have from the Effective Date until 6:00 p.m. Eastern Standard time on the fifth (5th) Business Day after the Effective Date (such period commencing on the Effective Date and ending on the foregoing date, being referred to herein as the “Contingency Period”) to review and approve the matters described in Sections 2.1(b)-(f) above in Buyer’s sole discretion (title and survey review and approval shall be governed by the provisions of Section 4.1 below). If Buyer elects to terminate this Agreement, then Buyer shall, before the end of the Contingency Period, so notify Seller in writing, in which case the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3, 9.5 and 9.9 below. If before the end of the Contingency Period, Buyer fails to give Seller such written notice of termination, then Buyer shall be deemed to have elected to proceed with the acquisition of the Property and Buyer shall be deemed to have approved all of the matters described in Sections 2.1(a)-(f) above (subject to the other provisions of the Agreement including the provisions in Section 3.1 and Section 4.1 below as to title and survey matters), including, without limitation, all documents, Service Contracts and other contracts, agreements, Leases, reports and other items and materials related to the Property provided by Seller to Buyer in accordance with Section 2.1 above (collectively, the “Property Information”) and together with all investigations, tests, inspections, studies, reports and other items and materials prepared by or obtained by Buyer and/or Buyer’s agents, representatives, employees, contractors and consultants with respect to the Property (collectively, the “Buyer Due Diligence Materials”; the Property Information and Buyer Due Diligence Materials are collectively referred to herein as the “Due Diligence Materials”), and the Deposit shall become nonrefundable, except as expressly provided herein.

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ARTICLE III

BUYER’S EXAMINATION

Section 3.1           Representations and Warranties of Seller.

Subject to the disclosures contained in Schedule 1 attached hereto and made a part hereof (the “Disclosure Items”), matters contained in the Due Diligence Materials, and any matters of public record (any and all references to “of public record” in this Agreement shall refer solely to documents and matters recorded in the public records of Palm Beach County, State of Florida, which a title search of the Property would reveal), Seller hereby makes the following representations and warranties with respect to the Property. Notwithstanding anything to the contrary contained herein or in any document delivered in connection herewith, Seller shall have no liability with respect to the Disclosure Items.

(a)          Authority; No Conflicts. Seller is a corporation validly existing and in good standing in the State of Delaware. Seller has obtained all necessary consents to enter into and perform this Agreement and is fully authorized to enter into and perform this Agreement and to complete the transactions contemplated by this Agreement. No consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance of this Agreement and this Agreement is hereby binding and enforceable against Seller. Neither the execution nor the performance of, or compliance with, this Agreement by Seller has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under Seller’s articles of organization or incorporation, operating agreement or other organizational documents and under any, mortgage indenture, lien agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to Seller or to the Property.

(b)          FIRPTA. Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those items are defined in the Code and Income Tax Regulations).

(c)          Bankruptcy. Seller is not insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

(d)          Pending Claims. There are no: (i) claims, demands, litigation, proceedings or governmental investigations pending or, to the best of Seller’s knowledge, threatened against Seller related to the Property, or (ii) pending or, to the best of Seller’s knowledge, threatened condemnation or eminent domain proceedings which would affect the Real Property or any part thereof. There are no pending arbitration proceedings or unsatisfied arbitration awards, or judicial proceedings or orders respecting awards, which might become a lien on the Property or any portion thereof, charges or complaints with or by city, state or federal, unremedied orders by such agencies or judicial proceedings or orders with respect to obligations under city, state or executive orders affecting the Property, or other pending, actual or, to Seller’s knowledge, threatened litigation claims, charges, complaints, petitions or unsatisfied orders by or before any administrative agency or court which affect the Property or might become a lien on the Property. Seller has not assigned or transferred the Declarant’s Rights to any third parties and is not aware of any assignment of the Declarant’s Rights by any other person to any third parties.

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(e)          Environmental. With respect to environmental matters, other than as disclosed in the Property Information, to the best of Seller’s knowledge: (i) there has been no Release (as defined below) or threat of Release of Hazardous Materials (as defined below) in violation of Environmental Requirements (as defined below) in, on, under, to or from the Property; (ii) no portion of the Property is being used for the treatment, storage, disposal or other handling of Hazardous Materials in excess of limits permitted under applicable laws, including without limitation Environmental Requirements; (iii) no underground storage tanks are currently located on or in the Property or any portion thereof, except as disclosed in the Property Information; (iv) no environmental investigation, administrative order, notification, consent order, litigation, claim, judgment or settlement with respect to the Property or any portion thereof is pending or threatened; (v) there is not currently and, to Seller’s knowledge without any independent investigation, never has been any mold, fungal or other microbial growth in or on the Property, or existing conditions within buildings, structures or mechanical equipment serving such buildings or structures, that could reasonably be expected to result in material liability or material costs or expenses to remediate the mold, fungal or microbial growth, or to remedy such conditions that could reasonably be expected to result in such growth; and (vi) there are no reports or other documentation regarding the environmental condition of the Property in the possession of Seller, consultants, contractors or agents. As used in this Agreement: “Hazardous Materials” means “hazardous wastes” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time (“RCRA”); “hazardous substances” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), as amended by the Superfund Amendment and Reauthorization Act of 1986 and as otherwise amended from time to time (“CERCLA”); “toxic substances” as defined by the Toxic Substances Control Act, as amended from time to time (“TSCA”); “hazardous materials” as defined by the Hazardous Materials Transportation Act, as amended from time to time (“HMTA”); asbestos, oil or other petroleum products, radioactive materials, urea formaldehyde foam insulation, radon gas and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls; and any substance whose presence is detrimental or hazardous to health or the environment, including, without limitation, microbial or fungal matter or mold, or lead based paint, or which is otherwise regulated by federal, state and local environmental laws (includ3ing, without limitation, RCRA, CERCLA, TSCA, HMTA), rules, regulations and orders, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials or environmental, health or safety compliance (collectively, “Environmental Requirements”). As used in this Agreement, “Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing.

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(f)          Licenses, Permits and Approvals. Other than as disclosed in the Property Information, Seller has not received any written notice, and Seller has no actual knowledge that the Property fails to comply with all applicable licenses, permits and approvals and federal, state or local statutes, laws, ordinances, rules, regulations, requirements and codes including, without limitation, those regarding zoning, land use, building, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act, and similar rules and regulations relating and/or applicable to the ownership, use and operation of the Property as it is now operated. To the best of its knowledge, Seller has received all licenses, permits and approvals required or needed for the lawful conduct, occupancy and operation of the business of the Property, and each license and permit is in full force and effect, and will be in full force and effect as of the Closing. No licenses, permits or approvals necessary for the lawful conduct, occupancy or operation of the business of the Property, to Seller’s knowledge, requires any approval of a governmental authority for transfer of the Property.

(g)          Tax Matters. Seller has collected and paid all sales and use taxes owed to the State of Florida in respect to rents and other income received in respect of tenants at the Property (“Taxes”).

(h)          OFAC. Seller is in compliance with, and, to Seller’s knowledge, all beneficial owners of Seller are, in compliance with the requirements of Executive Order No. 13224, 66 Fed Reg. 49079 (September 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “OFAC Laws”).

(i)          Leases. The only Leases in force for the Property are set forth in a tenant list attached hereto as Exhibit B and made a part hereof. The Leases are in full force and effect, and Seller has received no written notice of any default by Seller with respect to such Leases which has not been cured. No party has any right or option to acquire the Property or any portion thereof other than Buyer. No commissions are due relating to the Leases and the landlord thereunder is under no obligation to build or deliver any tenant improvements thereunder.

(j)          Service Contracts. The only Service Contracts in effect for the Property are set forth in a list of Service Contracts attached hereto as Exhibit G and made a part hereof. The Service Contracts are in full force and effect, and, to Seller’s knowledge, there is no default under any Service Contract.

Each of the representations and warranties of Seller contained in this Section 3.1: (1) shall be true as of the Effective Date and as of the date of Closing, subject in each case to (A) any Exception Matters (as defined in Section 3.2 below), (B) the Disclosure Items, and (C) other matters expressly permitted in this Agreement or otherwise specifically approved in writing; and (2) shall survive the Closing as provided in Section 3.3 below.

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In connection with Seller’s liability to Buyer for a breach of any representations and warranties of Seller under this 3.1, including but not limited to, any suits, claims, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and costs at both trial and appellate levels) suffered or incurred by Buyer after Closing as a result of any such breach (collectively, “Losses”), Seller agrees to establish at Closing and maintain in an account held by Escrow Agent pursuant to an Indemnity Escrow Agreement in the form attached hereto as Exhibit I, an amount equal to Five Hundred Thousand Dollars ($500,000) (the “Seller Holdback”) until the expiration of the Survival Period (as defined in Section 3.3 below). Buyer shall be responsible for the payment of any service charge or escrow fee in connection with the Indemnity Escrow Agreement. The Seller Holdback shall be released by Escrow Agent to Seller upon the expiration of the Survival Period, less any amounts claimed by Buyer during the Survival Period for breaches of the representations and warranties set forth in this Section 3.1 (the “Retained Funds”) until such time as a Court of competent jurisdiction enters a final judgment adjudicating the matter (the “Final Judgment”), and all appeal periods have expired, or in the event the Final Judgment is appealed by either party, in accordance with the final ruling of the appellate Court, as applicable (in which case the Escrow Agent shall release the Retained Funds in accordance with the Final Judgment or final appellate ruling, as applicable), or the parties deliver to the Escrow Agent a joint letter of instruction instructing the Escrow Agent on the manner the Retained Funds are required to be released.

Section 3.2           No Liability for Exception Matters.

As used herein, the term “Exception Matter” shall refer to a matter which would make a representation or warranty of Seller contained in this Agreement untrue or incorrect and which is disclosed to Buyer in the Due Diligence Materials, the Disclosure Items, or is otherwise discovered by or clearly known to Buyer before the Closing, including, without limitation, matters disclosed in any tenant estoppel certificate. Matters deliberately created by Seller or its agents after the Effective Date shall not be deemed an Exception Matter. Seller shall not deliberately take any action nor commit an omission (where there is a duty to act) after the Effective Date that would but for the fact that it was deliberate constitute an Exception Matter. If Buyer first obtains knowledge of any Material Exception Matter (as such term is defined below) after the expiration of the Contingency Period and prior to Closing, and such Exception Matter was not contained in the Due Diligence Materials or the Disclosure Items, Buyer’s sole and exclusive remedy shall be to terminate this Agreement on the basis thereof, upon written notice to Seller within the earlier of (a) ten (10) days following Buyer’s discovery of such Exception Matter or (b) the Closing, whichever occurs first, and in such event the Deposit shall be returned to Buyer, unless within the earlier of five (5) days after receipt of such notice or by the Closing, as the case may be, Seller notifies Buyer in writing that it elects to attempt to cure or remedy such Exception Matter, in which event there shall be no return of the Deposit unless and until Seller is unable to so cure or remedy within the time period set forth below. Seller shall be entitled to extend the Closing Date for up to fifteen (15) business days in order to attempt to cure or remedy any Exception Matter. If the Exception Matter is not cured by Seller within such fifteen (15) business day period, Buyer may elect to either close on the purchase of the Property within the following fifteen (15) days accepting the Exception Matter, or terminate this Agreement in which event the Deposit shall be forthwith returned to Buyer. Buyer’s failure to give notice within ten (10) days after it has obtained knowledge of a Material Exception Matter shall be deemed a waiver by Buyer of such Exception Matter and Seller shall have no liability with respect thereto. Seller shall have no obligation to cure or remedy any Exception Matter, even if Seller has notified Buyer of Seller’s election to attempt to cure or remedy any Exception Matter (except as specifically provided in Section 4.1(c) hereof), and, subject to Buyer’s right to terminate this Agreement as set forth above, Seller shall have no liability whatsoever to Buyer with respect to any Exception Matters. Upon any termination of this Agreement pursuant to this Section 3.2, neither party shall have any further rights or obligations hereunder, except as provided in Sections 6.1, 9.3, 9.5 and 9.9 below. If Buyer obtains knowledge of any Exception Matter before the Closing, but nonetheless elects to proceed with the acquisition of the Property or is obligated to proceed with the acquisition of the Property, Seller shall have no liability with respect to such Exception Matter, notwithstanding any contrary provision, covenant, representation or warranty contained in this Agreement or in any Other Documents (as defined in Section 9.19 below). As used in this Section 3.2, the term “Material Exception Matter” shall mean an Exception Matter that would have a negative impact on the value of the Property in excess of One Hundred Thousand Dollars ($100,000) or which would materially and adversely affect Buyer in its intended use of the Property.

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Section 3.3           Survival of Seller’s Representations and Warranties.

Subject to the terms and conditions of this Agreement, the representations and warranties of Seller contained in this Agreement or in any Seller estoppel delivered pursuant to Section 8.4 below or in any Other Documents shall survive for a period of thirteen (13) months after the Closing (the “Survival Period”). Any claim which Buyer may have against Seller for a breach of any such representation or warranty, whether such breach is known or unknown, which is not specifically asserted by written notice to Seller within such thirteen (13) month period shall not be valid or effective, and Seller shall have no liability with respect thereto. In the event Buyer makes a claim against Seller during the Survival Period, Escrow Agent shall be required to hold the monetary value of such claim from the Holdback Amount until such time as the claim is disposed of in the manner described in Section 3.1 above.

Section 3.4           Seller’s Knowledge.

For purposes of this Agreement and any document delivered at Closing, whenever the phrase “to the best of Seller’s knowledge” or the “knowledge” of Seller or words of similar import are used, they shall be deemed to mean and are limited to the current actual knowledge only of Brian Bill, through the Closing Date, and not any implied, imputed or constructive knowledge of such individual(s) or of Seller or any Seller Related Parties (as defined in Section 3.7 below), and without any independent investigation or inquiry having been made or any implied duty to investigate, make any inquiries or review the Due Diligence Materials, except for the obligation at all relevant times to make inquiries from the property manager in the event such property manager has knowledge of the subject matter. Furthermore, it is understood and agreed that such individual shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby. Seller hereby represents and warrants to Buyer that Brian Bill is the officer of Seller with the most knowledge and information regarding the Property.

Section 3.5           Representations and Warranties of Buyer.

Buyer represents and warrants to Seller as follows:

(a)          Authority; No Conflicts. Buyer is a limited liability company validly existing and in good standing in the State of Florida. Buyer has obtained all necessary consents to enter into and perform this Agreement and is fully authorized to enter into and perform this Agreement and to complete the transactions contemplated by this Agreement. No consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance of this Agreement and this Agreement is hereby binding and enforceable against Buyer. Neither the execution nor the performance of, or compliance with, this Agreement by Buyer has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under Buyer’s articles of formation, operating agreement or other organizational documents and under any, mortgage indenture, lien agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to Buyer.

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(b)          Bankruptcy. Buyer is not insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

(c)          ERISA. Buyer is not a party in interest with respect to any employee benefit or other plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or of Section 4975(e)(1) of the Code, which is subject to ERISA or Section 4975 of the Code and which is an investor in Seller.

(d)          Brokers. Other than Buyer’s Broker and Seller’s Broker (as such terms are defined in Section 6.1 below), Buyer has had no contact with any broker or finder with respect to the Property.

(e)          OFAC. Buyer is in compliance with, and all beneficial owners of Buyer are in compliance with, the OFAC laws.

Each of the representations and warranties of Buyer contained in this Section 3.5 shall be shall be true in all material respects as of the Effective Date and as of the date of Closing.

Section 3.6          Buyer’s Independent Investigation; “As-Is/Where-Is”.

(a)          Subject to the representations and warranties of Seller in Section 3.1, by Buyer electing to proceed under Section 2.2, Buyer will be deemed to have acknowledged and agreed that it has been given a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer’s choosing, including, without limitation:

(1)         All matters relating to title and survey, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes.

(2)         The physical condition and aspects of the Property, including, without limitation, the interior, the exterior, the square footage within the improvements on the Real Property and within each tenant space therein, the structure, seismic aspects of the Property, the foundation, roof, paving, parking facilities, utilities, and all other physical and functional aspects of the Property. Such examination of the physical condition of the Property shall include an examination for the presence or absence of Hazardous Materials which shall be performed or arranged by Buyer (subject to the provisions of Section 9.3 hereof) at Buyer’s sole expense.

(3)         Any easements and/or access rights affecting the Property.

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(4)         The Leases and all matters in connection therewith, including, without limitation, the ability of the tenants to pay the rent and the economic viability of the tenants.

(5)         The Service Contracts and any other documents or agreements of significance affecting the Property.

(6)         All other matters of material significance affecting the Property, including, but not limited to, the Due Diligence Materials and the Disclosure Items.

(b)          Except as expressly stated herein (including the Seller’s representations and warranties), neither Seller nor Seller’s agents, Seller’s Broker, contractors or employees have made or make any other representation or warranty as to the truth, accuracy or completeness of the Property Information delivered by Seller to Buyer in connection with the transaction contemplated hereby or the source(s) thereof. Buyer acknowledges that some if not all of the Property Information was prepared by third parties other than Seller. Except as expressly stated herein (including the Seller’s representations and warranties), Seller expressly disclaims any and all liability for other representations or warranties, express or implied, statements of fact and other matters contained in the Property Information, or for omissions from the Property Information provided hereunder, or in any other written or oral communications transmitted or made available to Buyer, except to the extent that any of the foregoing are inconsistent with the Seller’s representations and warranties. Buyer acknowledges and agrees that all Property Information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such Property Information by Buyer shall be at the sole risk of Buyer. Without limiting the generality of the foregoing provisions, Buyer acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Buyer shall be for general informational purposes only, (b) Buyer shall not have any right to rely on any such report delivered by Seller to Buyer, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Buyer with respect thereto, (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such report and (d) the failure to deliver any report as to the environmental or other condition of the Property, including any proposal for work at the Property which was not performed by Seller, shall not be actionable by Buyer under this Agreement or otherwise.

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(c)          EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING, BUT NOT LIMITED TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3.1 ABOVE), BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT SELLER IS SELLING AND BUYER IS PURCHASING THE PROPERTY ON AN “AS IS WHERE IS” AND “WITH ALL FAULTS” BASIS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING, BUT NOT LIMITED TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3.1 ABOVE), BUYER IS NOT RELYING ON ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ANY SELLER RELATED PARTIES, OR THEIR AGENTS OR BROKERS, OR ANY OTHER PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER AS TO ANY MATTERS CONCERNING THE PROPERTY (EXCEPT AS EXPRESSLY SET FORTH IN THE REPRESENTATIONS AND WARRANTIES IN SECTION 3.1, ABOVE), INCLUDING WITHOUT LIMITATION: (I) THE QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION AND ASPECTS OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE STRUCTURAL ELEMENTS, SEISMIC ASPECTS OF THE PROPERTY, FOUNDATION, ROOF, APPURTENANCES, ACCESS, LANDSCAPING, PARKING FACILITIES AND THE ELECTRICAL, MECHANICAL, HVAC, PLUMBING, SEWAGE, AND UTILITY SYSTEMS, FACILITIES AND APPLIANCES, THE SQUARE FOOTAGE WITHIN THE IMPROVEMENTS ON THE REAL PROPERTY AND WITHIN EACH TENANT SPACE THEREIN, (II) THE QUALITY, NATURE, ADEQUACY, AND PHYSICAL CONDITION OF SOILS, GEOLOGY AND ANY GROUNDWATER, (III) THE EXISTENCE, QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF UTILITIES SERVING THE PROPERTY, (IV) THE DEVELOPMENT POTENTIAL OF THE PROPERTY, AND THE PROPERTY’S USE, HABITABILITY, MERCHANTABILITY, OR FITNESS, SUITABILITY, VALUE OR ADEQUACY OF THE PROPERTY FOR ANY PARTICULAR PURPOSE, (V) THE ZONING OR OTHER LEGAL STATUS OF THE PROPERTY OR ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS ON USE OF THE PROPERTY, (VI) THE COMPLIANCE OF THE PROPERTY OR ITS OPERATION WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES, ORDINANCES, COVENANTS, CONDITIONS AND RESTRICTIONS OF ANY GOVERNMENTAL OR QUASI-GOVERNMENTAL ENTITY OR OF ANY OTHER PERSON OR ENTITY, (VII) THE PRESENCE OF HAZARDOUS MATERIALS ON, UNDER OR ABOUT THE PROPERTY OR THE ADJOINING OR NEIGHBORING PROPERTY, (VIII) THE QUALITY OF ANY LABOR AND MATERIALS USED IN ANY IMPROVEMENTS ON THE REAL PROPERTY, (IX) THE CONDITION OF TITLE TO THE PROPERTY, (X) THE LEASES, SERVICE CONTRACTS, OR OTHER DOCUMENTS OR AGREEMENTS AFFECTING THE PROPERTY, OR ANY INFORMATION CONTAINED IN ANY RENT ROLL FURNISHED TO BUYER FOR THE PROPERTY, (XI) THE VALUE, ECONOMICS OF THE OPERATION OR INCOME POTENTIAL OF THE PROPERTY, OR (X) ANY OTHER FACT OR CONDITION WHICH MAY AFFECT THE PROPERTY, INCLUDING WITHOUT LIMITATION, THE PHYSICAL CONDITION, VALUE, ECONOMICS OF OPERATION OR INCOME POTENTIAL OF THE PROPERTY. In addition, Seller shall have no legal obligation to apprise Buyer regarding any event or other matter involving the Property which occurs after the Effective Date or to otherwise update the Due Diligence Items, unless and until an event or other matter occurs which would cause the information in the Property Information to materially change or for Seller to be unable to remake any of its representations or warranties contained in this Agreement. Nothing contained in this Section 3.6 shall be deemed to in any manner affect, reduce or otherwise void the Seller’s representations and warranties contained in Section 3.1 above.

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Section 3.7           Mold Disclosure.

Mold and/or other microscopic organisms can be found almost anywhere. They occur naturally in the environment and can grow on virtually any organic substance as long as moisture and oxygen are present. Mold and/or other microscopic organisms may cause property damage and/or health problems. Buyer acknowledges and agrees that Seller shall not be responsible for any damages, liabilities, claims or losses arising out of or relating to mold and/or other microscopic organisms at the Property including but not limited to property damages, personal injury, adverse health effects, loss of income, emotional distress, death, loss of use or loss of value and Buyer hereby releases Seller from the same. Buyer hereby acknowledges that it has read and understood this disclosure and release and agrees to the provisions contained herein.

Section 3.8           Release.

WITHOUT LIMITING THE ABOVE, AND SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED SPECIFICALLY TO THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN SECTION 3.1 HEREOF, BUYER ON BEHALF OF ITSELF AND ITS SUCCESSORS AND ASSIGNS WAIVES BUYER’S RIGHT TO RECOVER FROM, AND FOREVER RELEASES AND DISCHARGES, SELLER, SELLER’S AFFILIATES, SELLER’S INVESTMENT ADVISOR, THE PARTNERS, TRUSTEES, BENEFICIARIES, SHAREHOLDERS, MEMBERS, MANAGERS, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS AND REPRESENTATIVES OF EACH OF THEM, AND THEIR RESPECTIVE HEIRS, SUCCESSORS, PERSONAL REPRESENTATIVES AND ASSIGNS (COLLECTIVELY, THE “SELLER RELATED PARTIES”), FROM ANY AND ALL DEMANDS, CLAIMS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, COURT COSTS AND ATTORNEYS’ FEES AND DISBURSEMENTS), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH OR RELATED TO THE PROPERTY, THIS AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREUNDER, INCLUDING, WITHOUT LIMITATION (I) THE PHYSICAL CONDITION OF THE PROPERTY INCLUDING, WITHOUT LIMITATION, ALL STRUCTURAL AND SEISMIC ELEMENTS, ALL MECHANICAL, ELECTRICAL, PLUMBING, SEWAGE, HEATING, VENTILATING, AIR CONDITIONING AND OTHER SYSTEMS, THE ENVIRONMENTAL CONDITION OF THE PROPERTY AND THE PRESENCE OF HAZARDOUS MATERIALS ON, UNDER OR ABOUT THE PROPERTY, (II) ANY LAW OR REGULATION APPLICABLE TO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAW AND ANY OTHER FEDERAL, STATE OR LOCAL LAW, (III) THE DISCLOSURE ITEMS, OR (IV) ANY EXCEPTION MATTER.

Section 3.9           Survival.

The provisions of this Article III shall survive the Closing subject to the limitations and qualifications contained in such provisions and in Sections 9.11 and 9.19 hereof.

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ARTICLE IV

TITLE

Section 4.1          Conditions of Title.

(a)          Within three (3) business days after the execution of this Agreement, Buyer, at Buyer’s sole cost and expense, shall order a title insurance commitment (the “Title Report”) from Old Republic Title Insurance Company (the “Title Company”), which shall be delivered to Seller, together with copies of all underlying documents relating to title requirements and exceptions referred to therein, promptly upon Buyer’s receipt thereof. Buyer shall order an updated survey from a surveyor of its choice (the “Survey”). Buyer shall be responsible for the cost of the Survey. The Survey shall be certified to the Title Company, Buyer, Buyer’s attorneys and such other persons as Buyer shall indicate in writing, and shall indicate all easements, encroachments, setbacks, conditions, rights of ways, alleys and similar matters, as Buyer may at its sole discretion require, relating to the Property. Any matters constituting defects or unacceptable conditions reflected in the Survey shall be subject to Objections (as such term is defined in Section 4.1(b) below), which Seller shall have the right, but not the obligation, to elect to attempt to cure pursuant to the terms and conditions set forth herein.

(b)          Prior to the date hereof, Buyer furnished Seller with a written statement of objections to the title to the Property (singly, an “Objection” and collectively, “Objections”). Buyer shall be entitled to amend and update its written statement of objections at any time during the Contingency Period and the amended and updated written statement of objections shall govern. The date on which Buyer furnished Seller with such written statement, as amended and updated in accordance with the preceding sentence, is sometimes referred to herein as the “Title Review Date.” In the event the Title Company amends or updates the Title Report after the Title Review Date (each, a “Title Report Update”), Buyer shall furnish Seller with a written statement of Objections to any new matter first raised in a Title Report Update within three (3) business days after its receipt of such Title Report Update (each, a “Title Update Review Period”). Should Buyer fail to notify Seller in writing of any Objections in the Title Report prior to the Title Review Date, or to any matter first disclosed in a Title Report Update prior to the Title Update Review Period, as applicable, Buyer shall be deemed to have approved such matters which shall be considered to be “Conditions of Title” as defined in Section 4.1(e) below.

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(c)          If Seller receives a timely Objection in accordance with Section 4.1(b) (“Buyer’s Notice”), Seller shall have the right, but not the obligation, within five (5) days after receipt of Buyer’s Notice (“Seller’s Response Period”), to elect to attempt to cure any such matter upon written notice to Buyer (“Seller’s Response”), and may extend the Closing Date for up to fifteen (15) business days to allow such cure. If Seller does not timely give any Seller’s Response, Seller shall be deemed to have elected not to attempt to cure any such matters. Buyer hereby acknowledges receipt of Seller’s Response to the Buyer’s Notice delivered prior to the date hereof. In the event Buyer elects to amend and update its written statement of objections in accordance with Section 4.1(b), Seller have the right to amend the Seller’s Response within five (5) days after receipt of Buyer’s amended and updated written notice of objections and the amended Seller’s response shall constitute the Seller’s Response. In the event that any new matter of record arises between (i) the earlier of the Title Review Date and the effective date of Buyer’s Title Commitment, and (ii) the Closing, and Buyer deems such new matter a title defect (“New Title Matter”), Buyer shall notify Seller in writing of such matter within three (3) business days (“New Title Matter Notice”) after discovery of such matter by Buyer but in any event prior to Closing. Seller shall have the right, but not the obligation, within three (3) business days after receipt of Buyer’s New Title Matter Notice to elect to attempt to cure any such matter upon written notice to Buyer and may extend the Closing Date for up to fifteen (15) business days to allow such cure. If Seller does not timely give Seller’s Response, Seller shall be deemed to have elected not to attempt to cure any such New Title Matter. Notwithstanding the foregoing, Seller shall in any event be obligated to cure all matters or items (i) that are mortgage, deed to secure debt or deed of trust liens or security interests against the Property, in each case granted by Seller (and not tenants of the Property or other third parties), (ii) that are real estate tax liens for delinquent real estate taxes and intangible property taxes, other than liens for taxes and assessments not yet delinquent, (iii) that have been voluntarily placed against the Property by or at the direction of Seller (and not tenants of the Property or other third parties) after the Effective Date of this Agreement and that are not otherwise permitted pursuant to the provisions of this Agreement, and (iv) that are liens voluntarily created by Seller (and not tenants of the Property or other third parties) with respect to the Property securing a liquidated claim for funds. Seller shall be entitled to apply the Purchase Price towards the payment or satisfaction of such matters.

(d)          If Seller elects (or is deemed to have elected) not to attempt to cure any Objections raised in any Buyer’s Notice or any matters raised in the New Matter Title Notice timely delivered by Buyer to Seller pursuant to Sections 4.1(b) or (c), or if Seller notifies Buyer that Seller has elected to attempt to cure any such Objection but then does not for any reason effect such cure on or before the Closing Date as the Closing Date may be extended hereunder, then Buyer, as Buyer’s sole and exclusive remedy, shall have the option of terminating this Agreement by delivering written notice thereof to Seller within three (3) business days after (as applicable) (i) Buyer’s receipt of Seller’s Response stating that Seller will not attempt to cure any such Objection or (ii) the expiration of Seller’s Response Period if Seller does not deliver a Seller’s Response or (iii) Seller’s failure to cure by the Closing Date (as it may be extended hereunder) any Objection or matter raised in the New Title Matter Notice which Seller has previously elected to attempt to cure pursuant to a Seller’s Response. In the event of such a termination, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3, 9.5 and 9.9 below. If no such termination notice is timely received by Seller hereunder, Buyer shall be deemed to have waived all such Objections in which event those Objections shall become “Conditions of Title” under Section 4.1(e) below. If the Closing is not consummated for any reason other than the default of Seller hereunder, Buyer shall be responsible for any title or escrow cancellation charges. If the Closing is not consummated due to a default of Seller, Seller shall be responsible for any escrow cancellation charges.

(e)          At the Closing, Seller shall convey title to the Property to Buyer by special warranty deed in the form of Exhibit C attached hereto (the “Deed”) subject to no exceptions other than:

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(1)         Any lien for taxes and water and sewer charges for the then current fiscal tax year or billing period, as the case may be, that are not yet due and payable as of the Closing Date;

(2)         Any liens for municipal or governmental betterments and any other municipal or governmental liens that are not due and payable as of the Closing Date;

(3)         Interests of tenants in possession under the Leases;

(4)         Rights of parties under the Service Contracts which are not required to be terminated at Closing;

(5)         Local, state and federal laws, ordinances or governmental regulations, including but not limited to, building, zoning and land use laws, ordinances and regulations now or hereafter in effect relating to the Property, none of which shall be deemed to be reimposed by such instrument; and

(6)         All matters of record, and any other exceptions to title which would be disclosed by a survey of the Property.

All of the foregoing exceptions shall be referred to collectively as the “Conditions of Title.” By acceptance of the Deed and the Closing of the purchase and sale of the Property, (x) Buyer agrees it is assuming for the benefit of Seller all of the obligations of Seller with respect to the Conditions of Title from and after the Closing, and (y) Buyer agrees that Seller shall have conclusively satisfied, subject to the deliverables at the Closing, its obligations with respect to title to the Property. The provisions of this Section shall survive the Closing.

Section 4.2           Evidence of Title.

Delivery of title in accordance with the foregoing shall be evidenced by the willingness of the Title Company to issue, at Closing, its Owner’s ALTA Policy of Title Insurance in the amount of the Purchase Price showing title to the Real Property vested solely in Buyer, subject only to the Conditions of Title (the “Title Policy”). The Title Policy may contain such endorsements as required by Buyer provided that the issuance of such endorsements shall not be a condition to Buyer’s obligations hereunder. Buyer shall pay the costs for all such endorsements. Seller shall have no obligation to provide any indemnity or agreement to the Title Company or Buyer to support the issuance of the Title Policy or any such endorsements other than the No Lien Affidavit (as defined in Section 8.3 of this Agreement).

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ARTICLE V

RISK OF LOSS AND INSURANCE PROCEEDS

Section 5.1           Minor Loss.

Buyer shall be bound to purchase the Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to the Property or destruction of any improvements thereon or condemnation of any portion of the Property, provided that: (a) the cost to repair any such damage or destruction does not exceed Five Hundred Thousand Dollars ($500,000) in the estimate of a licensed architect or contractor selected by Seller and reasonably acceptable to Buyer or in the case of a condemnation, the diminution in the value of the Property as a result of a partial condemnation is not material (as defined in Section 5.2 hereof) and (b) upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, in both cases, up to the amount of the Purchase Price, plus the amount of any insurance deductible (not to exceed the amount of the loss), less any insurance proceeds of rental loss and business interruption insurance or any portion of an award that are allocable to the period through the Closing Date and less any sums reasonably expended by Seller toward the collection of such proceeds or awards and the restoration or repair of the Property (the nature of which settlement of the insurance claim, condemnation award, restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed). If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer by Seller, without representation or warranty and without recourse against Seller, in both cases, up to the amount of the Purchase Price, except to the extent needed to reimburse Seller for sums reasonably expended to collect such proceeds or awards or to repair or restore the Property, or to the extent any insurance proceeds of rental loss and business interruption insurance or any portion of the award are allocable to the period prior to the Closing Date, and Seller shall retain the rights to such proceeds and awards to such extent.

Section 5.2           Major Loss.

If the cost to repair the damage or destruction as specified above exceeds Five Hundred Thousand Dollars ($500,000) in the estimate of a licensed architect or contractor selected by Seller and reasonably acceptable to Buyer or the diminution in the value of the remaining Property as a result of a condemnation is material (as hereinafter defined), then Buyer may, at its option to be exercised within five (5) business days of Seller’s notice of the occurrence of the damage or destruction or the commencement of condemnation proceedings, either terminate this Agreement or consummate the purchase for the full Purchase Price as required by the terms hereof. If Buyer elects to terminate this Agreement by delivering written notice thereof to Seller or fails to give Seller notice within such five (5) business day period that Buyer will proceed with the purchase, then this Agreement shall terminate, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3, 9.5 and 9.9 below. If Buyer elects to proceed with the purchase, then upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, in both cases, up to the amount of the Purchase Price, plus the amount of any insurance deductible (not to exceed the amount of the loss), less any insurance proceeds of rental loss and business interruption insurance or any portion of an award that are allocable to the period through the Closing Date and less any sums expended by Seller toward the collection of such proceeds or awards or to restoration or repair of the Property (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed). If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer by Seller, without representation or warranty and without recourse against Seller, in both cases, up to the amount of the Purchase Price, except to the extent needed to reimburse Seller for sums expended to collect such proceeds or awards or to repair or restore the Property, or to the extent any insurance proceeds of rental loss and business interruption insurance or any portion of the award are allocable to the period prior to the Closing Date, and Seller shall retain the rights to such proceeds and awards to such extent. A condemnation shall be deemed “material” if, in the sole opinion of Buyer, any portion of the Property is taken which would cause the frustration of the proposed use of the Property for Buyer or for the Property to be in violation of any existing laws or regulations, including but not limited to, zoning regulations, or the existing access to the Property is materially and adversely affected.

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ARTICLE VI

BROKERS AND EXPENSES

Section 6.1           Brokers.

The parties represent and warrant to each other that no broker or finder was instrumental in arranging or bringing about this transaction except for Cushman & Wakefield (“Seller’s Broker”) and Newmark Grubb Knight Frank (“Buyer’s Broker”). At Closing, Seller shall pay (a) the commission due, if any, to Seller’s Broker, which shall be paid pursuant to a separate agreement between Seller and Seller’s Broker, and (b) a commission in the amount of Two Hundred Fifty Thousand Dollars ($250,000) to Buyer’s Broker. If any other person brings a claim for a commission or finder’s fee based upon any contact, dealings or communication with Buyer or Seller, then the party through whom such person makes its claim shall defend the other party (the “Indemnified Party”) from such claim, and shall indemnify the Indemnified Party and hold the Indemnified Party harmless from any and all costs, damages, claims, liabilities or expenses (including without limitation, court costs and reasonable attorneys’ fees and disbursements) incurred by the Indemnified Party in defending against the claim. The provisions of this Section 6.1 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

Section 6.2           Expenses.

Except as expressly provided in this Agreement, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

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ARTICLE VII

LEASES AND OTHER AGREEMENTS

Section 7.1           Buyer’s Approval of New Leases and Agreements Affecting the Property.

Between the Effective Date and the earlier of termination of this Agreement or the Closing, Seller shall continue to lease the Property in the same manner as before the making of this Agreement, the same as though Seller were retaining the Property, provided that after the Effective Date Seller shall not enter into any new Lease or other agreement affecting the Property, or modify or terminate any existing Lease or other agreement affecting the Property, which will be binding on the Property after Closing, except as permitted or required under any Lease and except for agreements which are terminable on no more than sixty (60) days’ notice without payment of any penalty or fee or other cost to Seller (or Buyer, after Closing), without first obtaining Buyer’s approval of the proposed action, which approval may be denied at Buyer’s sole discretion. If Buyer fails to give Seller notice of its approval or disapproval of any such proposed action requiring its approval under this Section 7.1 within five (5) business days after Seller notifies Buyer of Seller’s desire to take such action, then Buyer shall be deemed to have given its approval. Buyer agrees to cooperate with Seller in enabling Seller to complete any such proposed transaction requiring Buyer’s approval.

Section 7.2           Tenant Improvement Costs, Leasing Commissions and Concessions.

With respect to any new Lease or Lease modification entered into by Seller between the Effective Date and the Closing Date, and with respect to any renewal, extension or expansion of any Lease, whether through the exercise of an option or otherwise, occurring between such date and the Closing Date, all tenant improvement work, leasing commissions, legal fees or other expenses or grants of any free rent period or other concessions shall be paid by Buyer. Pursuant to the Assignment of Leases, Buyer shall assume any then outstanding obligations with respect to such tenant improvements, leasing commissions and concessions, provided that with respect to any such new Lease entered into between the Effective Date and the Closing Date, Seller shall credit Buyer at Closing with any and all tenant improvements, leasing commissions and concessions then due before Closing. The provisions of this Section shall survive the Closing.

Section 7.3           Tenant Notices.

At the Closing, Seller shall furnish Buyer with a written and signed notice to be given to each tenant of the Property. The notice shall disclose that the Property has been sold to Buyer, that, after the Closing, all rents should be paid to Buyer, that Buyer shall be responsible for the tenant’s security deposit, and giving tenant the name and contact information of the new representative of Buyer on tenant related matters. The form of the notice shall be otherwise reasonably acceptable to the parties. Buyer covenants to deliver said notices to each tenant as soon as reasonably possible after Closing. This provision shall expressly survive Closing.

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Section 7.4         Maintenance of Improvements and Operation of Property; Removal of Tangible Personal Property.

Seller agrees to keep its customary property insurance covering the Property in effect during the term of this Agreement (provided, however, that the terms of any such coverage maintained in blanket form may be modified as Seller deems necessary). Seller shall maintain all Improvements substantially in their present condition (ordinary wear and tear, casualty and condemnation excepted), and shall make all necessary repairs and operate, maintain and manage the Property in a manner consistent with Seller’s practices in effect prior to the Effective Date, provided that Seller shall in no event be obligated to make any capital expenditures during the term of this Agreement. At Closing, (a) Seller shall use good faith efforts to cause all open permits (“Open Permits”) with the local government municipality to be closed, and (b) all notice of violations and violations (collectively, “Violations”) issued by governmental municipalities shall be corrected and cleared by Seller. In the event there remains Open Permits or Violations outstanding by the Closing Date, Buyer and Seller will negotiate in good faith establishing an escrow of one hundred fifty (150%) percent of the anticipated cost of closing Open Permits or clearing Violations, as applicable, and close. In the event Buyer and Seller are unable to reach an agreement regarding the establishment of the escrow, then Buyer shall have the right to either (i) waive the escrow condition, assume the Open Permits and Violations, as applicable, and close, or (ii) extend the Closing a reasonable number of days mutually agreeable to both Buyer and Seller, but in any event not to exceed sixty (60) days, to enable Seller to close Open Permits or correct Violations, as applicable. If Seller still cannot satisfy the requirement at the end of such extended period, then Buyer may, by written notice given to Seller, elect to terminate this Agreement and receive a refund of the Deposit or, waive said condition and close. Buyer and Seller shall close on the purchase and sale of the Property no later than three (3) Business Days after Seller provides Buyer written evidence of having closed the Open Permits or corrected the Violations, as applicable. Seller shall use diligent efforts in closing the Open Permits and Violations, as applicable, during such extension period. During the term of this Agreement, Seller shall not remove any Tangible Personal Property, except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property. All repairs at the Property shall be made in a manner consistent with Seller’s practices in effect prior to the Effective Date.

Section 7.5           Service Contracts.

Within one (1) business day prior to the expiration of the Contingency Period, Buyer will advise Seller in writing which Service Contracts Buyer will assume and which Service Contracts Buyer requests be terminated at Closing, provided Seller shall have no obligation to terminate, and Buyer shall be obligated to assume, any Service Contracts which by their terms cannot be terminated without penalty or payment of a fee or other cost to Seller (unless Buyer pays said penalty or fee in connection with termination of same). If Buyer fails to provide Seller with timely notice of such Service Contracts Buyer will assume at Closing, Buyer shall be deemed to have elected to assume such Service Contracts at Closing. Seller shall deliver at Closing notices of termination of all Service Contracts that are not so assumed by Buyer and Seller shall be responsible for any charges applicable to periods prior to Closing. Notwithstanding the foregoing, Seller shall terminate, as of the Closing Date, all existing management and leasing agreements with respect to the Property and shall pay all fees and expenses owed to them, including any termination fees and costs in connection with such terminations.

ARTICLE VIII

CLOSING AND ESCROW

Section 8.1           Escrow Instructions.

Upon execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with the Escrow Agent, and this instrument shall serve as the instructions to the Escrow Agent as the escrow holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Escrow Agent to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

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Section 8.2           Closing.

The Closing shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made at the offices of the Title Company on the twentieth (20th) day after the expiration of the Contingency Period, or such other earlier date and time as Buyer and Seller may mutually agree upon in writing (the “Closing Date”). Except as expressly provided herein, such date and time may not be extended without the prior written approval of both Seller and Buyer. Seller and Buyer agree to close in escrow with the Title Company so a representative of Seller and Buyer need not physically attend Closing.

Section 8.3           Deposit of Documents.

(a)          At or before the Closing, Seller shall deposit into escrow the following items:

(1)         the duly executed and acknowledged Deed in the form attached hereto as Exhibit C conveying the Real Property to Buyer subject to the Conditions of Title;

(2)         four (4) duly executed counterparts of the Bill of Sale in the form attached hereto as Exhibit D (the “Bill of Sale”);

(3)         four (4) duly executed counterparts of an Assignment and Assumption of Leases, Service Contracts, Warranties and Other Intangible Property in the form attached hereto as Exhibit E pursuant to the terms of which Buyer shall assume all of Seller’s obligations under the Leases, Service Contracts, and other documents and agreements affecting the Property (the “Assignment of Leases”);

(4)         one (1) duly executed and acknowledged Assignment of Declarant’s Rights in the form attached hereto as Exhibit J conveying and assigning the Declarant’s Rights to Buyer (the “Assignment of Declarant’s Rights”);

(5)         four (4) duly executed counterparts of a Seller’s Affidavit in the form attached hereto as Exhibit H (the “No Lien Affidavit”), with such changes as the Title Company may reasonably require and which are acceptable to Seller in order to issue the title policy described in the Title Commitment;

(6)         an affidavit pursuant to Section 1445(b)(2) of the Code, and on which Buyer is entitled to rely, that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code;

(7)         evidence of the termination of the management, administration and leasing agreements relating to the Property;

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(8)         evidence of the existence of Seller and due authorization of Seller for the transactions contemplated under this Agreement reasonably acceptable to the Title Company and Seller;

(9)         written resignations by David Nix and Brian Bill as officers, directors and employees of the Owners Association;

(10)       such other items and documents as are called for in this Agreement; and

(11)       four (4) originals of a Closing Statement duly executed by Seller.

(b)          At or before Closing, Buyer shall deposit into escrow the following items:

(1)         immediately available funds necessary to close this transaction, including, without limitation, the Purchase Price (less the Deposit and interest thereon net of investment fees, if any), subject to prorations as provided in this Agreement, and funds sufficient to pay Buyer’s closing costs;

(2)         four (4) duly executed counterparts of the Bill of Sale;

(3)         four (4) duly executed counterparts of the Assignment of Leases;

(4)         evidence of the existence of Buyer and due authorization of Buyer for the transactions contemplated under this Agreement;

(5)         such other items and documents as are called for in this Agreement; and

(6)         four (4) originals of a Closing Statement duly executed by Buyer.

(c)          Seller and Buyer shall each execute and deposit a closing statement, such transfer tax declarations and such other instruments as are reasonably required by the Title Company or otherwise required to close the escrow and consummate the acquisition of the Property in accordance with the terms hereof. Seller and Buyer hereby designate Title Company as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Code and the regulations promulgated thereunder and agree to execute such documentation as is reasonably necessary to effectuate such designation.

(d)          Within one (1) business day after the Closing Date, Seller shall deliver or make available at the Property to Buyer: originals of the Leases to the extent in Seller’s possession, or copies of any Leases not in Seller’s possession, copies of the tenant correspondence files (for the three (3) most recent years of Seller’s ownership of the Property only and the current year), copies of all documents, corporate records and correspondence in Seller’s possession related to the Owners Association, and originals of any other items which Seller was required to furnish Buyer copies of or make available at the Property pursuant to Sections 2.1(b) or (e) above, to the extent in Seller’s possession, except for Seller’s general ledger and other internal books or records which shall be retained by Seller. Seller shall deliver possession of the Property to Buyer as required hereunder, subject to the Conditions of Title, and shall deliver to Buyer or make available at the Property a set of keys to the Property on the Closing Date.

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(e)          After the Closing Date, Seller shall cooperate with Buyer, at no cost or expense to Seller, in connection with the execution of any documentation necessary to transfer that certain Irrevocable Standby Letter of Credit (Number SM236528W) in connection with the Levenger Lease (as defined on Exhibit B attached hereto) to Buyer.

Section 8.4          Estoppel Certificates.

(a)          If in accordance with Article II of this Agreement Buyer elects to proceed with the purchase of the Property, then Seller shall use commercially reasonable efforts to obtain estoppel certificates from each of the two tenants of the Property substantially in the form attached hereto as Exhibit F or, if a tenant’s lease requires a different form, in the form required by the tenant’s lease, or as otherwise provided in this paragraph below. Without limiting changes to the estoppel certificate form which may be deemed acceptable to Buyer, Buyer expressly agrees that changes made by tenants to qualify statements in the estoppel certificate to the best of the tenant’s knowledge, to the actual knowledge of tenant or similar statements shall be acceptable to Buyer. It shall be a condition to Buyer’s obligation to close the sale and purchase of the Property that on or before the Closing, Buyer is able to obtain estoppel certificates substantially in such form from the two tenants occupying the Property. Both estoppel certificates shall be dated no more than forty five (45) days prior to the Closing Date and the contents shall be acceptable to Buyer. An estoppel certificate, even though not in the required estoppel form, will be deemed compliant with this Section 8.4(a) (subject to the rights of Buyer to approve contents as set forth in this Section 8.4) if it (i) contains the following information: name and address of tenant, suite or space number, as applicable, confirming rent (including a breakdown of base rent, additional rent, sales tax, etc.), next payment due date, security deposit, advance rent paid, termination date; that no rent has been paid more than one month in advance (unless otherwise required pursuant to the terms of said Lease); that the Lease is in full force and effect, that landlord has performed all tenant improvements it is required to deliver and that the tenant has no knowledge of any landlord default, (ii) is on the form required by the Lease or in the form attached hereto as Exhibit F, or (iii) is on the standard form of a tenant which customarily issues its own form.

(b)          If Seller is unable to obtain and deliver the estoppel certificates as required under Section 8.4(a), the terms of this Section 8.4(b) shall govern and control with respect to any such estoppel certificate delivered to Buyer after the expiration of the Contingency Period. If Seller obtains and delivers the estoppel certificates after the expiration of the Contingency Period and any such estoppel certificate is not acceptable to Buyer for any reason and Buyer objects thereto by written notice to Seller within two (2) business days after receipt by Buyer of the objectionable estoppel, but in any event on or before the Closing Date, then Seller will not be in default by reason thereof, and Seller may elect to extend the Closing Date by up to thirty (30) days in order to satisfy the requirement. If Seller still cannot satisfy the requirement at the end of such extended period, or if Seller is unable to deliver the estoppel certificates as provided in Section 8.4(a), above, within thirty (30) days after the expiration of the Contingency Period, then Buyer may, by written notice given to Seller before the Closing, elect to terminate this Agreement and receive a refund of the Deposit or waive said condition. If Buyer so elects to terminate this Agreement, neither party shall have any further rights or obligations hereunder except as provided in Section 6.1 above and Sections 9.3, 9.5 and 9.9 below. If no such notice is timely delivered by Buyer, Buyer shall be deemed to have waived such condition.

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Section 8.5          Prorations.

(a)          Rents, including, without limitation, percentage rents, if any, and any additional charges and expenses payable by tenants under Leases, all as and when actually collected; real property taxes and assessments; intangible and personal property taxes; all other income from the Property; water, sewer, electricity (to the extent payable by Seller) and all other utility charges; amounts payable under any Service Contracts or other agreements or documents; annual permits and/or inspection fees (calculated on the basis of the period covered); and any other expenses of the operation and maintenance of the Property, shall all be prorated as of 11:59 p.m. on the day immediately prior to Closing (i.e., Buyer is entitled to the income and is responsible for the expenses of the day of Closing), on the basis of a 365-day year.

All rents collected after the Closing shall be applied and paid as provided in this Section 8.5(a). If a tenant shall specifically designate a payment as being attributable to, or if it is readily ascertainable that a payment received from a tenant is attributable to a specific period of time or for a specific purpose, including, without limitation, for operating expenses or real estate tax payments which were not paid or were underpaid by such tenant or for reimbursement for work performed by Seller on the tenant’s premises, such payment shall be so applied. If there is no such designation or if not so readily ascertainable, any payment received from a tenant after Closing shall be deemed a payment of rent due after the Closing provided that Seller retains the right to collect any such rents and other sums due from tenants for periods prior to Closing; provided, however, that Seller shall have no right to cause any such tenant to be evicted or to exercise any other landlord remedy against such tenant other than to sue for collection.

Reconciliations of taxes, insurance charges and other expenses owed by tenants under Leases for the calendar year (or fiscal year if different from the calendar year) in which the Closing occurs shall be prepared by Buyer with the cooperation of Seller within ninety (90) days following the end of such year in accordance with the requirements set forth in the Leases and as provided in this Section 8.5(a). For those Leases in which tenants pay a proportionate share of taxes, insurance charges or other expenses over a base year amount or expense stop, the proration between the parties of the income received from tenants over such base year amount or expense stop shall be calculated based on the total amount of such expenses for the Property incurred by both Seller and Buyer for the entire calendar (or, if applicable, fiscal) year, rather than on the amount of such expenses actually incurred by each party for such year, in order to enable the parties to determine if the base year amount or expense stop for such year is exceeded. Such income as so calculated shall be prorated between the parties based on the number of days each party owned the Property during such year and otherwise in accordance with this Section 8.5(a). For Leases which do not have a base year amount or expense stop, the proration between the parties of income received from tenants from reconciliations of expenses under the Leases shall be calculated based on the expenses actually incurred by each party for such year and each party’s period of ownership of the Property, and otherwise in accordance with this Section 8.5(a).

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The amount of any cash security deposits held by Seller under Leases shall be credited against the Purchase Price (and Seller shall be entitled to retain such cash security deposits). Seller shall execute and deliver documents reasonably required to transfer the benefit of such security deposits to Buyer. Seller shall receive credits at Closing for the amount of utility or other deposits with respect to the Property that are transferred to Buyer, if any. Buyer shall cause all utilities to be transferred into Buyer’s name and account at the time of Closing.

Seller and Buyer hereby agree that if any of the aforesaid prorations and credits cannot be calculated accurately on the Closing Date or in the case of rents or other charges received from tenants, such amounts have not been collected, then the same shall be calculated at the request of either Buyer or Seller as soon as reasonably practicable after the Closing Date or the date such amounts have been collected, and either party owing the other party a sum of money based on such subsequent proration(s) or credits shall pay said sum to the other party within thirty (30) days thereafter. Upon request of either party, the parties shall provide a reasonably detailed and accurate written statement signed by such party certifying as to the payments received by such party from tenants from and after Closing and to the manner in which such payments were applied, and shall make their books and records reasonably available for inspection by the other party during ordinary business hours upon reasonable advance notice.

Seller retains the right to pursue and control any tax appeals applicable to periods prior to the tax year of the Closing, and Buyer shall cooperate with Seller with respect to such appeals at no cost or expense to Buyer. Any refund of real property taxes or special assessments relating to the period prior to Closing shall be for the account of Seller and relating to the period after Closing shall be for the account of Buyer. To the extent a party receives a refund belonging to the other party on account of the preceding sentence, the receiving party shall remit such refund (net of attorneys’ fees and costs reasonably incurred in obtaining such refund) to the party entitled to such refund within five (5) business days of receipt thereof. Notwithstanding the foregoing, Buyer and Seller shall reasonably and jointly pursue and control any tax appeals applicable to the current tax year, and the parties shall prorate all costs incurred and recovered in connection therewith based on the portion of the proceeds of any tax appeal recovery allocable to each party’s respective period of ownership of the Property. If the proration at Closing of real property taxes varies from the final determination of real property taxes when a final tax bill is rendered, then at the written request of either party after Closing, the real property taxes shall be re-prorated between the parties to properly reflect the amount of real property taxes actually payable or paid.

(b)          Unless otherwise set forth herein, the closing costs associated with this transaction shall be paid as follows:

 Seller shall pay:

(i)          The documentary stamps and transfer taxes to be attached to the Deed;

(ii)         Recording fees with respect to documents which Seller elects to place of record in order to cure title objections raised by Buyer to the extent Seller elects to cure the same, as fully described in said Section 4.2;

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(iii)          One-half of the Escrow Agent’s fees and costs; and

(iv)          Seller’s attorneys’ fees and costs.

 Buyer shall pay:

(i)           The recording fee required to record the Deed;

(ii)          Title charges including the cost of the Owner’s Title Insurance Commitment and Policy, including all search fees and premiums relating thereto;

(iii)         The cost of Survey ordered by Buyer;

(iv)         One-half of the Escrow Agent’s fees and costs; and

(v)          Buyer’s attorney fees.

(c)          Any percentage rent received by either party shall be prorated within sixty (60) days after receipt, based upon the tenant’s sales for the portion of the lease year allocable to Seller’s and Buyer’s respective ownership of the Property.

(d)          The provisions of this Section 8.5 shall survive the Closing.

ARTICLE IX

MISCELLANEOUS

Section 9.1           Notices.

Any notices required or permitted to be given hereunder shall be in writing and delivered (a) in person, (b) by a commercial overnight courier service that guarantees next day delivery and provides a receipt, or (c) by electronic mail if such transmission is accompanied by a receipt, and such notices shall be addressed as follows:

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To Buyer:	420 South Congress Avenue, LLC
1441 SW 29th Avenue
Pompano Beach, Florida 33069
Attention: Mr. Bruce Rosenbloom
E-mail: brosenbloom@1800petmeds.com
Telephone: (954) 979-5995

with copies to:	Homer Bonner Jacobs, P.A.
1441 Brickell Avenue, Suite 1200
Miami, Florida 33131
Attention: George Befeler, Esq.
E-mails: gbefeler@homerbonner.com
Telephone: (305) 350-5159

Homer Bonner Jacobs, P.A.
1441 Brickell Avenue, Suite 1200
Miami, Florida 33131
Attention: Kevin Jacobs, Esq.
E-mails: kjacobs@homerbonner.com
Telephone: (305) 350-5101

To Seller:	420 South Congress, Inc.
c/o Stockbridge Real Estate Funds
3114 Peachtree Road, NE, Suite 1160
Atlanta, GA 30326
Attention: Brian Bill
E-mail: bill@sbfund.com
Telephone: (404) 793-0394

with a copy to:	Hartman Simons & Wood LLP
6400 Powers Ferry Road, NW
Suite 400
Atlanta, GA 30339
Attention: Ryan P. Rivera, Esq.
E-mail: ryan.rivera@hartmansimons.com
Telephone: (770) 951-6593

or to such other address as either party may from time to time specify in writing to the other party. Any notice or other communication sent as hereinabove provided shall be deemed effectively delivered (a) on the date of delivery, if delivered in person; (b) on the date received, if sent by commercial overnight courier service; or (c) on the date of transmission, if sent by electronic mail with confirmation of receipt. Any notice sent by the attorney representing a party, shall qualify as notice under this Agreement.

Section 9.2           Entire Agreement.

This Agreement, together with the Exhibits and schedules hereto, contains all representations, warranties and covenants made by Buyer and Seller and constitutes the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Agreement together with the Exhibits and schedules hereto.

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Section 9.3           Entry and Indemnity.

In connection with any entry by Buyer, or its agents, representatives, employees, contractors or consultants onto the Property, Buyer shall give Seller reasonable advance notice of such entry, and Buyer shall conduct such entry and any inspections in connection therewith (a) during normal business hours, (b) so as to minimize, to the greatest extent possible, interference with Seller’s business and the business of Seller’s tenants, (c) in compliance with all applicable laws, (d) so as not to damage any part of the Property or any personal property owned or held by any tenant or any third parties, (e) conduct all inspections in a manner reasonably acceptable to Seller, (f) so as not to injure or otherwise cause bodily harm to Seller or its agents, guests, invitees, contractors and employees or any tenants or their guests or invitees, (g) promptly pay when due the costs of all inspections, tests, investigations, and studies done with regard to the Property; (h) not permit any liens to attach to the Property by reason of the exercise of Buyer’s rights hereunder and, if any such liens so attach, will cause them to be promptly removed and/or bonded; (i) promptly repair any damage to the Property resulting directly or indirectly from any such inspections, tests, investigations or studies strictly in accordance with all requirements of applicable law; and (j) not reveal or disclose prior to Closing any information obtained concerning the Property and the Due Diligence Materials to anyone other than Permitted Outside Parties (as defined in Section 9.9 below), in accordance with the confidentiality standards set forth in Section 9.9 below, or except as may be otherwise required by law, and not make any reproductions (other than for Buyer’s and any Permitted Outside Parties’ internal use), any handwritten summaries or notes and self-generated computer records, of any item of the Due Diligence Materials) without the prior written consent of Seller. Without limiting the foregoing, prior to any entry to perform any on-site testing, including but not limited to any air sampling, borings, drillings or other samplings, Buyer shall give Seller written notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope and methodology of the testing. Seller shall approve or disapprove, in Seller’s sole and absolute discretion, the proposed testing within three (3) business days after receipt of such notice; provided, however, Seller’s approval shall not be required for any non-intrusive testing. If Seller fails to respond within such three (3) business day period, Seller shall be deemed to have disapproved the proposed testing. If Buyer or its agents, representatives, employees, contractors or consultants take any sample from the Property in connection with any such approved testing, Buyer shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing. Buyer shall permit Seller or its representative to be present to observe any testing or other inspection or due diligence review performed on or at the Property. Upon the request of Seller, Buyer shall promptly deliver to Seller copies of any reports relating to any testing or other inspection of the Property performed by Buyer or its agents, representatives, employees, contractors or consultants. Notwithstanding anything to the contrary contained herein, Buyer shall not contact any tenant without first obtaining the prior written consent of Seller thereto in Seller’s sole and absolute discretion, and Seller, at Seller’s election, shall be entitled to have a representative participate in any telephone or other contact made by Buyer to a tenant and present at any meeting by Buyer with a tenant. Buyer shall maintain, and shall assure that its contractors and consultants maintain, public liability and property damage insurance in amounts (but in no event less than Two Million Dollars ($2,000,000) with respect to any liability insurance) and in form and substance adequate to insure against all liability of Buyer and its agents, representatives, employees, contractors or consultants, arising out of any entry or physical inspections of the Property pursuant to the provisions hereof. With respect to the insurance coverage required herein, Seller and Seller’s lender shall be named as additional insureds on such insurance, with such coverage being primary and any insurance maintained by Seller shall be excess and noncontributory. Buyer shall provide Seller with evidence of such insurance coverage prior to any entry on the Property. Buyer shall indemnify, defend and hold Seller and its agents, officers, employees, tenants and invitees harmless from and against any actual costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, court costs and reasonable attorneys’ fees and disbursements) arising out of or relating to any entry on the Property by Buyer, and its agents, representatives, employees, contractors or consultants in the course of performing the inspections, testings or inquiries provided for in this Agreement, including, without limitation, any release of Hazardous Materials or any damage to the Property; provided that Buyer shall not be liable to Seller solely as a result of the discovery by Buyer of a pre-existing condition on the Property to the extent the activities of Buyer, its agents, representatives, employees, contractors or consultants do not exacerbate the condition. Buyer further WAIVES AND RELEASES any claims, demands, damages, actions, causes of action or other remedies of any kind whatsoever against Seller for property damage or bodily and/or personal injuries to Buyer and its agents, representatives, employees, contractors, and consultants arising out of any entry onto the Property by, or any inspections or tests performed by said persons, unless solely due to the negligence or willful misconduct of Seller or its agents. The foregoing indemnity shall survive beyond the Closing, or, if the sale is not consummated, beyond the termination of this Agreement. Buyer’s right of entry, as provided in this Section 9.3, shall continue up through the date of Closing.

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Section 9.4           Time.

Time is of the essence in the performance of each of the parties’ respective obligations contained herein. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day.

Section 9.5           Attorneys’ Fees.

If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, whether prior to or after Closing, or if any party defaults in payment of its post-Closing financial obligations under this Agreement, then the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements.

Section 9.6           Assignment.

Buyer’s rights and obligations hereunder shall not be assignable without the prior written consent of Seller, which may be given or withheld in Seller’s sole discretion. Buyer shall in no event be released from any of its obligations or liabilities hereunder in connection with any assignment. Without limiting and notwithstanding the above, in no event shall Buyer have the right to assign its rights or obligations hereunder to any party which could not make the representation and warranty contained in subsections 3.5(c) and (e) above, and in connection with any permitted assignment pursuant to the terms hereof, (i) the assignee shall reconfirm in a written instrument acceptable to Seller and delivered to Seller prior to the effective date of the assignment said representation and warranty as applied to the assignee and that all other terms and conditions of this Agreement shall apply to such assignee and are being assumed by assignee, (ii) the Deposit shall be transferred to assignee, and (iii) Buyer and such assignee shall be jointly and severally liable for all obligations, liabilities and indemnitees under this Agreement. Furthermore, after any permitted assignment hereunder, Seller shall be free to deal with such assignee with respect to this Agreement (including, without limitation, entering into any amendments or modifications of this Agreement), and Buyer agrees to be bound by such dealings, including, without limitation, any modifications or amendments to this Agreement. Subject to the provisions of this Section, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, subject to subsections 3.5(c) and (e) above, Buyer shall have the right to assign this Agreement to an Affiliate (as defined herein) of Buyer. For purposes hereof, the term “Affiliate” means (a) any person which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Buyer, and (b) any person with fifty percent (50%) or more of the equity interest of which is held beneficially or of record by Buyer.

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Section 9.7           Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile or electronically transmitted signatures on this Agreement and on any amendment thereto shall be effective as originals.

Section 9.8           Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to the choice of law or conflicts of law principles of such state. Proper jurisdiction for the resolution of any controversies regarding this Agreement shall lie solely and exclusively in the State Courts of the State of Florida. Proper venue shall lie solely and exclusively in the County of Palm Beach, Florida.

Section 9.9           Confidentiality and Return of Documents.

Except as may be required by law, Buyer and Seller shall each maintain as confidential any and all material obtained about the other or this Agreement or the transactions contemplated hereby, and shall not disclose such information to any third party. Buyer shall keep confidential the Due Diligence Materials, and Buyer shall not disclose, nor permit its agents, representatives, employees, contractors and consultants to disclose, said Due Diligence Materials to any third parties, other than to potential lenders, potential equity partners, consultants, accountants, attorneys and those persons involved in this transaction who are responsible for determining the feasibility of Buyer’s acquisition of the Property and who have agreed (in writing for any third party engineers, environmental auditors or other consultants) to preserve the confidentiality of such information as required hereby (collectively, the “Permitted Outside Parties”). Buyer shall be responsible for ensuring that any and all Permitted Outside Parties (and any other person for whom Buyer has responsibility hereunder) comply with the provisions of this Section 9.9. Buyer shall not divulge the contents of the Due Diligence Materials except in strict accordance with the confidentiality standards set forth in this Section 9.9. In permitting Buyer and the Permitted Outside Parties to review the Due Diligence Materials, Seller has not waived any claim of privilege or confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created.

If Buyer acquires the Property from Seller, Buyer and Seller shall have the right, subsequent to the Closing of such acquisition, to publicize the transaction (other than the parties to or the specific economics of the transaction) in a manner Seller or Buyer, as applicable, deems appropriate; provided, however, that any press release by Seller regarding this Agreement or the transactions contemplated herein, and the wording of same, must be approved in advance by Buyer, it being understood that Buyer is a public company bound by disclosure requirements imposed by laws generally applicable to public companies. Notwithstanding anything herein to the contrary, Buyer shall be entitled to, at any time and from time to time and without the consent of Seller or obligation of Buyer to deliver in advance to Seller or obtain approval from Seller, disclose any information and documents relating to the subject transaction and the Property it may deem, in its sole and unfettered discretion, advisable and necessary for Buyer to comply with the disclosure requirements imposed upon Buyer by law. In the event the transaction contemplated by this Agreement does not close as provided herein, Buyer (a) shall promptly return to Seller all Due Diligence Materials and other documents and copies obtained by Buyer in connection with the purchase of the Property hereunder; and (b) may disclose that Buyer has elected not to proceed with the acquisition of the Property, provided that Buyer shall not disclose any information or documents related to the Property in connection with such public disclosure. The provisions of this Section 9.9 shall survive Closing or any termination of this Agreement.

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Section 9.10         Interpretation of Agreement.

The article, section and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained herein. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The term “person” shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity. The term “including” as used herein shall in all instances mean “including, but not limited to”. This Agreement and the Other Documents shall not be construed more strictly against one party than against the other by virtue of the fact that initial drafts may have been prepared by counsel for one of the parties, it being recognized that this Agreement and the Other Documents (as defined in Section 9.19 below) are the product of extensive negotiations between the parties hereto.

Section 9.11         Limited Liability.

The obligations of Seller under this Agreement and under all of the Other Documents are intended to be binding only on Seller’s interest in the Property and the proceeds derived from the sale thereof (and subject in all events to the limitations set forth in Section 9.19), and shall not be otherwise personally binding upon Seller or any Seller Related Party, nor shall any resort be had to, any other assets of Seller nor the private properties of any Seller Related Parties.

Section 9.12         Amendments.

This Agreement may be amended or modified only by a written instrument signed by Buyer and Seller.

Section 9.13         No Recording.

Neither this Agreement nor any memorandum or short form thereof may be recorded by Buyer and any such recording by Buyer shall constitute a default by Buyer under this Agreement. In the event of such recording, Buyer’s rights and any interest hereunder shall automatically terminate, and Seller shall be entitled to the Deposit without further notice to Buyer.

Section 9.14         Drafts Not an Offer to Enter Into a Legally Binding Contract.

The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property. The parties shall be legally bound with respect to the purchase and sale of the Property pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, and both Seller and Buyer have fully executed and delivered to each other a counterpart of this Agreement (or a copy by facsimile or electronic transmission). The “Effective Date” shall be the last date this Agreement is executed by Seller or Buyer.

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Section 9.15         Intentionally Omitted.

Section 9.16         No Partnership.

The relationship of the parties hereto is solely that of Seller and Buyer with respect to the Property and no joint venture or other partnership exists between the parties hereto. Neither party has any fiduciary relationship hereunder to the other.

Section 9.17         No Third Party Beneficiary.

The provisions of this Agreement are not intended to benefit any third parties, except the Seller Related Parties.

Section 9.18         Intentionally Omitted.

Section 9.19         Limitation on Liability.

Notwithstanding anything to the contrary contained herein, after the Closing: (a) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including, without limitation, for any breach of any representation, warranty and/or covenant by Seller or with respect to any indemnity) in connection with the Property and/or the sale thereof to Buyer including, without limitation, under this Agreement or any documents executed pursuant hereto or in connection herewith, including, without limitation, the Deed, the Bill of Sale, the Assignment of Leases and any Seller estoppel certificate (collectively, the “Other Documents”, shall under no circumstances whatsoever exceed Five Hundred Thousand Dollars ($500,000) and the recovery of actual damages up to that amount is Buyer’s sole and exclusive remedy with respect thereto; and (b) no claim by Buyer alleging a breach by Seller of any representation, warranty and/or covenant of Seller or with respect to any indemnity contained herein or in any of the Other Documents may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together in the aggregate with any other claims by Buyer alleging a breach by Seller of any such representation, warranty and/or covenant or with respect to any indemnity is for an aggregate amount in excess of Twenty-Five Thousand and 00/100 Dollars ($25,000.00) (the “Floor Amount”), in which event Seller’s liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above. In no event shall Seller to liable to Buyer for incidental, consequential, special or punitive damages as a result of a breach by Seller of any such representation, warranty and/or covenant or with respect to an indemnity in connection with the Property and/or the sale thereof to Buyer pursuant to this Agreement or the Other Documents. The provisions in this Section 9.19 are subject to the limitations and qualifications set forth in Article III and Section 9.11 hereof.

Section 9.20         Invalidity and Waiver.

If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

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Section 9.21         Survival.

Except as expressly set forth to the contrary herein, no representations, warranties, covenants or agreements of Seller contained herein shall survive the Closing or any termination of this Agreement.

Section 9.22         Seller Work.

Prior to Closing, Seller, at its sole cost and expense, shall complete the installation of a new roof on those certain buildings located on the Real Property and more particularly known as “Building I” and “Building II.” At Closing, Seller shall assign to Buyer the roof warranty, provided that Buyer shall pay any charge or fee associated with the assignment of such warranty.

Section 9.23         Survival of Article IX.

The provisions of this Article IX shall survive the Closing.

Section 9.24         Radon.

RADON.

RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT. THIS DISCLOSURE IS REQUIRED BY FLORIDA LAW TO BE CONTAINED IN ALL AGREEMENTS FOR SALE OR LEASE OF BUILDINGS.

[Remainder of page is intentionally blank.   Signature page follows]

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The parties hereto have executed this Agreement under seal as of the date set forth in the first paragraph of this Agreement.

SELLER:

420 SOUTH CONGRESS, INC.,
a Delaware corporation

By:	/s/ Brian Bill
Name:	Brian Bill
Its:	Vice President

Date:	12-22-15

[CORPORATE SEAL]

BUYER:

420 SOUTH CONGRESS AVENUE, LLC,
a Florida limited liability company

By:	/s/ Bruce S. Rosenbloom (Seal)
Name:	Bruce S. Rosenbloom
Its:	Manager

Date:	12-22-15

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